Exhibit 99.1

                Omnicom Group Inc. Board Announces Board Changes

NEW YORK, Dec. 26 /PRNewswire-FirstCall/ -- Omnicom Group Inc (NYSE: OMC - News) announced that Michael A. Henning and Errol M. Cook will join its Board of Directors, effective December 31, 2002.

Mr. Henning retired as Deputy Chairman of Ernst & Young in 2000 after 40 years with the firm. Mr. Cook is a private investor and consultant who retired in 1999 as a Managing Director and Partner of Warburg Pincus & Co.

"Both Mr. Henning and Mr. Cook are outstanding additions to our Board of Directors and we are pleased that they have decided to join us," said Bruce Crawford, non-executive Chairman of the Board.

Noted John Wren, President and CEO of Omnicom, "With the addition of Mike and Errol, we are continuing the longstanding tradition of excellence our Board has had since the formation of Omnicom in 1986. Not only do Mike and Errol have extensive finance and accounting backgrounds, but they also bring with them many years of first-hand experience with large multi-national service organizations."

Peter Foy, Chairman, Whitehead Mann, plc, announced he will resign from the Board, effective December 31, 2002. Mr. Foy said, "I have greatly enjoyed and been very proud of my association with Omnicom. However, because of other commitments, I have had to make the difficult decision to resign at year-end."

Mr. Wren said, "We thank Peter Foy for his dedicated service on the Board. He has made a significant contribution to Omnicom and we will miss him."

Following these changes, Omnicom Board of Directors will consist of 11 members including non-executive Chairman Bruce Crawford, nine other independent directors and President and CEO Mr. Wren.

Omnicom Group Inc. (NYSE: OMC - News; http://www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.